Exhibit 99.1

News Announcement

Conference Call:	Today, October 21, 2009 at 10:00 a.m. ET
Dial-in number:	212/231-2931

Webcast:

www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS THIRD

QUARTER REVENUE OF $620.4 MILLION

- Diluted Earnings Per Share of $0.20 Inclusive of $0.13 Per Share of

Certain Net Charges and Expenses Excluded from Guidance -

- Third Quarter EBITDA of $144.3 Million Inclusive of $12.3 Million of

Certain Charges and Expenses Excluded from Guidance -

- Establishes 2009 Fourth Quarter Guidance and Updates 2009 Full Year Guidance -

Wyomissing, Penn., (October 21, 2009) – Penn National Gaming, Inc. (PENN: Nasdaq) today reported third quarter operating results for the three months ended September 30, 2009, as summarized below:

Summary of Third Quarter Results

	Three Months Ended September 30,
(in millions, except per share data)	2009 Actual	2009 Guidance (2)	2008 Actual
Net revenues	$620.4	$651.4	$617.9
EBITDA (1)	144.3	162.1	150.1
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, charge for stock compensation, impairment loss for replaced Lawrenceburg vessel, Empress Casino Hotel fire, loss on early extinguishment of debt, merger termination settlement fees, net of related expenses, and other expenses	(122.9)	(124.4)	(2.6)
Net income	$21.4	$37.7	$147.5

Diluted earnings per common share	$0.20	$0.35	$1.69

(1)          EBITDA is income from operations, excluding charges for stock compensation, impairment loss for replaced Lawrenceburg vessel, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture.  A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)          The figures in this column present the guidance Penn National Gaming provided on July 29, 2009 for the three months ended September 30, 2009.

Penn National Gaming, 10/21/09

Review of Third Quarter 2009 Results vs. Guidance and Third Quarter 2008 Results

	Three Months Ended September 30,
	2009	2009 Guidance (1)	2008
Diluted earnings per common share	$0.20	$0.35	$1.69
Loss on early extinguishment of debt	0.02	—	—
Write-off of Construction in progress for Black Gold Casino at Zia Park and Penn Kansas	0.01	—	—
Ohio lobbying expenses	0.10	—	0.17
Interest expense related to new bonds	0.02	—	—
Income taxes due to FIN 48 adjustments	(0.01)	—	—
Depreciation and amortization/loss on disposal of equipment/stock option expense	(0.02)	—	—
Currency translation loss (gain)	0.01	—	(0.02)
Separation payments	—	—	0.04
Merger termination settlement fees, net of related expenses	—	—	(1.36)
Diluted earnings per common share before loss on early extinguishment of debt, write-off of Construction in progress for Black Gold Casino at Zia Park and Penn Kansas, Ohio lobbying expenses, interest expense related to new bonds, income taxes due to FIN 48 adjustments, depreciation and amortization/loss on disposal of equipment/stock option expense, currency translation loss (gain), separation payments, and merger termination settlement fees, net of related expenses	$0.33	$0.35	$0.52

(in millions)	Three Months Ended September 30, 2009 - Pre-tax

EBITDA per guidance (1)	$162.1

Write-off of Construction in progress for Black Gold Casino at Zia Park and Penn Kansas	(1.1)
Ohio lobbying expenses	(11.2)
Operations	(5.5)

EBITDA as reported	$144.3

(1)          The figures in this column or row present the guidance Penn National Gaming provided on July 29, 2009 for the three months ended September 30, 2009.

Commenting on the results, Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming said, “The challenging economic environment, which has resulted in lower consumer spending at gaming facilities, continued to impact operating results for both the overall industry and Penn National in the third quarter, particularly during the month of August.  Penn National’s reported third quarter results were below guidance as, in addition to the challenging economy, we incurred charges for several items that were excluded from the guidance provided at the time we reported second quarter results, including lobbying costs and an $800,000 charge for design and development costs related to the proposed addition of a hotel — which has since been cancelled — which impacted results at Black Gold Casino at Zia Park.

“On a property-by-property basis, Penn National has taken further steps to maintain operating margins through cost and staff reductions and other initiatives and, as a result, Penn National’s third quarter EBITDA margin only declined by approximately 100 basis points when compared to last year.  The third quarter EBITDA margins represent a slight improvement over the first two quarters of 2009.  Importantly, our cost management efforts reflect the current environment and the markets in which we operate, but do not affect the customer experience nor the maintenance or competitiveness of our facilities.  With our focus on managing to current gaming spend trends, nine of Penn National’s sixteen owned or operated facilities that offer gaming recorded year-over-year EBITDA gains.  In addition, newer properties and those where we have recently completed

Penn National Gaming, 10/21/09

facility expansions and enhancements such as Hollywood Casino Lawrenceburg, Hollywood Casino at Penn National Race Course, Empress Casino Hotel and Hollywood Slots Hotel and Raceway all recorded year-over-year increases in third quarter EBITDA, though these gains were likely muted by current macro-economic conditions.  While several properties under-performed during the quarter, we are generally pleased with the performance of our other properties, given current national and regional economic conditions.

“While there is only so much we can do to address the impact of macro-economic conditions on regional gaming results, we are very focused on the future.  Penn National is working aggressively to deploy its strong balance sheet and facility development skills to generate long-term shareholder value through the prudent management of our property base and capital structure, developing new growth opportunities and exercising appropriate risk management disciplines.

“In this regard, during the third quarter, Penn National modified its capital structure to increase financial flexibility and further strengthen liquidity to move forward with pending and potential new growth opportunities.  Specifically, we amended our senior credit facility, extended $640 million of revolver capacity, and issued $325 million of ten-year senior subordinated notes.  Collectively, the amendments allow us to potentially extend and/or repay the current Term Loan B with either new senior secured, senior unsecured or subordinated debt.  More importantly, the amendments allow us to optimize the use of our revolver to fund new greenfield construction projects.

“Earlier this month, we supplemented our gaming application in Maryland and submitted an additional $6 million license fee to expand the scope of our proposed $97.5 million facility in Cecil County, to include 1,500 slot machines, an increase from the prior 500 unit proposal.  The Maryland Video Lottery Facility Location Commission is expected to vote on our application today and, if selected, Penn National intends to complete its land purchase and shortly thereafter commence construction of the entertainment and gaming center, food and beverage offerings and extensive parking, with a planned opening in late 2010.  Penn National’s 36-acre parcel of land in Perryville, along Interstate 95, is a solid location for this facility, as it borders Pennsylvania and Delaware along the Chesapeake Bay, with proximity to the Baltimore metropolitan region.

“During the third quarter, Penn National affirmed its commitment to developing a gaming entertainment facility in Wyandotte County, Kansas, as we entered into an agreement to partner with International Speedway Corporation as a managing member and 50% holder of Kansas Entertainment, LLC.  As such, the Company withdrew its application to be considered as a Lottery Gaming Facility Manager in Wyandotte County at another site.  Under the new agreement, Kansas Entertainment, LLC will develop and operate a first-class Hollywood-themed and branded entertainment destination facility overlooking Turn 2 at Kansas Speedway with an overall budget of approximately $410 million and a planned opening in early 2012, subject to securing final regulatory approval and licensing.  The proposed facility will include a 100,000-square-foot casino floor with

Penn National Gaming, 10/21/09

capacity for 2,300 slot machines and 86 table games, a high-energy lounge and a variety of dining and entertainment options.  Penn National Gaming’s share of the future cash expenditures would be between $165 and $185 million.  Additional development in later phases, including a hotel, expanded gaming space, a spa, convention center and entertainment retail district, have been master planned and would go forward based on market demand.

“Penn National and International Speedway Corporation anticipate funding the first phase of the development with equity contributions of $50 million each and expect to fund the remaining portion through non-recourse secured debt financing, though if the funding cannot be obtained on reasonable terms, Penn National and International Speedway Corporation are prepared to finance the project.  We are confident that the alliance with International Speedway Corporation will allow us to bring the most value to the region and our shareholders as it uniquely combines Penn National’s proven property development skills and expertise as a multi-jurisdictional gaming facility operator with an excellent site and the enormous draw of NASCAR® racing.  The Unified Government of Wyandotte County, the host community, has endorsed the project and the Kansas Lottery Gaming Facility Review Board is expected to vote on the management agreement and development rights for Wyandotte County late this year.

“The situation with respect to gaming in Ohio remains dynamic and uncertain.  The Ohio Supreme Court recently ruled that Governor Strickland’s plan to allow video lottery terminals (VLTs) at the state’s seven existing racetracks was subject to a voter referendum.  As owner of Raceway Park in Toledo, and with our eye on other racetracks in the state, we are watching developments closely and can move quickly if circumstances change.

“Earlier this year, Penn National announced its support of the Ohio Jobs and Growth Plan (Issue 3 on the November 3 statewide ballot), a proposed amendment to the state’s Constitution that would authorize gaming facilities in the state’s four largest cities.  If voted into law next month, the Ohio Jobs and Growth Plan is expected to bring over $1 billion in new private investment to Ohio, contributing to the revitalization of Cincinnati, Cleveland, Columbus and Toledo.  Penn National has proposed an investment of approximately $600 million to become licensed, build and operate the facilities in Columbus and Toledo, which would feature full gaming with gaming taxes earmarked for counties, cities and public schools across the state as well as for Ohio’s horse racing industry.

“During the third quarter and into the fourth quarter, Penn National allocated significant capital in Ohio to support local efforts to educate voters on the broad economic, employment and urban renewal benefits of our proposal.  While the Ohio Jobs and Growth Plan has the broad backing of influential community leaders, labor and law enforcement organizations, the outcome of the upcoming election remains uncertain.

Penn National Gaming, 10/21/09

“In New York, we are seeking to leverage our position as one of the nation’s largest pari-mutuel operators and manager of complementary slot facilities in our bid for the state contract to install and operate 4,500 video lottery terminals at the Aqueduct racing complex in Queens.  Penn National’s proposal includes an upfront cash payment to the state of $250 million, the highest upfront amount that has been offered.  Governor Paterson and legislative leaders are working toward a consensus around the bids and we anticipate either a narrowing of the field or an announcement of the contract award in the near future.  If selected, Penn National’s unmatched financial and liquidity position would enable us to move quickly to begin construction.  We have had a long-term interest in participating in New York’s racing heritage and, if selected, we plan to be a proud partner in the racing operations and racing community at Aqueduct.

“We have expended significant effort with outside legal, construction and financial consultants to analyze the potential opportunity for the bankrupt Fontainebleau project in Las Vegas.  We recognize that the issues in Las Vegas are extremely challenging, and are focused on attempting to develop a creative and strategic solution that would include bringing in an equity partner.  While we have received numerous inquiries from potential investors, we are primarily interested in partnering with entities that can bring strategic value in addition to economic contributions.  We are currently in discussions with a partner that we believe meets this criteria, and have advanced a proposal to the debtors and several key creditor constituencies to provide a ‘debtor in possession’ loan and serve as the stalking horse in an auction of the project.  Because the numerous creditors have not unanimously endorsed our proposal, it is uncertain whether our proposal will be accepted or whether we will be the successful bidder at an auction.  We will provide additional disclosure on this matter if and when definitive agreements are in place.”

Penn National Gaming, 10/21/09

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through September 30, 2009		Expected Opening Date
(in millions)
Hollywood Casino Lawrenceburg (IN) - New two-level, 270,000 square foot gaming vessel, an additional 1,500 space parking garage and additional surface parking. The Hollywood-themed gaming vessel allows 3,617 positions on one level, and another 660 positions on the second level, along with a restaurant and other amenities on the gaming vessel.	1,168	$336	*	$321.8	*	Parking Facility - Opened May 2008 Gaming Facility - Opened June 25, 2009

Hollywood Casino Lawrenceburg (IN) - Amenities - Meeting space, new three-meal restaurant and remodeled steakhouse in the pavilion	—	$12		$0.4		Meeting space - 1st Quarter 2010 Pavilion restaurants - 3rd Quarter 2010

Perryville, Cecil County (MD) - Pending final licensing approval and settlement on the property, construction will commence on the new facility with 75,000 square feet of gaming space on a 36-acre parcel of land in Perryville, MD adjacent to Interstate 95. The Hollywood-themed structure will include 1,500 slot machines along with food and beverage offerings and extensive parking. Spending-to-date includes $9 million in licensing fees.	1,500	$98		$12.8		4th Quarter 2010

Empress Casino Hotel (IL) - Gaming vessel upgrades, VIP amenities, a new pavilion with restaurants, outdoor landscaping and a 1,100 space parking garage.	—	$76	**	$34.3	**	Parking Deck - 1st Quarter 2010 Permanent Land-Based Pavilion - 4th Quarter 2010

* The Hollywood Casino Lawrenceburg project will be completed for $8 million less than budget.

** Excluding amounts expected to be recovered via the insurance claim.

Penn National Gaming, 10/21/09

Financial Guidance

The following table sets forth current guidance targets for financial results for the 2009 fourth quarter and full year, based on the following assumptions:

•                  Excludes expected gain from insurance proceeds related to Empress Casino Hotel fire which destroyed the casino’s land side entertainment pavilion;

•                  Includes Ohio lobbying expense;

•                  Depreciation and amortization charges in 2009 of $191.6 million, with $50.2 million projected to be incurred in the fourth quarter of 2009;

•                  Estimated non-cash stock compensation expenses of $29.2 million for 2009, with $7.3 million of the cost incurred in the fourth quarter of 2009;

•                  A diluted share count of approximately 107.0 million shares; and,

•                  There will be no material changes in applicable legislation or regulation, world events, weather, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending December 31,		Full Year Ending December 31,
(in millions, except per share data)	2009 Guidance	2008 Actual	2009 Revised Guidance	2009 Prior Guidance (2)	2008 Actual
Net revenues	$577.2	$571.1	$2,390.6	$2,463.5	$2,423.1
EBITDA (1)	130.2	119.2	575.1	609.5	595.4
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, charge for stock compensation, impairment losses, Empress Casino Hotel fire, loss on early extinguishment of debt, merger termination settlement fees, net of related expenses, and other expenses	(112.7)	(497.8)	(467.2)	(473.8)	(748.7)
Net income GAAP	$17.5	$(378.6)	$107.9	$135.7	$(153.3)
Diluted earnings per common share	$0.16	$(4.77)	$1.01	$1.27	$(1.81)

(1)          EBITDA is income from operations, excluding charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture.

(2)          These figures present the guidance Penn National Gaming provided on July 29, 2009 for the full year ending December 31, 2009.

Penn National Gaming, 10/21/09

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information – Operations

(in thousands) (unaudited)

	NET REVENUES		EBITDA (1)
	Three Months Ended September 30,		Three Months Ended September 30,
	2009	2008	2009	2008
Charles Town Entertainment Complex	$116,619	$123,364	$32,524	$35,771
Hollywood Casino Lawrenceburg	119,286	104,925	37,609	34,041
Hollywood Casino at Penn National Race Course	73,457	65,181	12,971	11,667
Hollywood Casino Aurora	43,380	49,257	12,918	17,565
Empress Casino Hotel	38,613	42,916	10,750	10,460
Argosy Casino Riverside	48,539	46,465	16,866	15,673
Hollywood Casino Baton Rouge	29,452	29,591	11,075	11,223
Argosy Casino Alton	19,749	20,728	4,779	5,488
Hollywood Casino Tunica	23,804	22,346	5,800	5,507
Hollywood Casino Bay St. Louis	23,394	25,037	4,753	5,286
Argosy Casino Sioux City	13,589	13,747	5,140	4,704
Boomtown Biloxi	18,333	18,013	4,727	4,593
Hollywood Slots Hotel and Raceway	19,312	18,495	3,505	3,496
Bullwhackers	5,408	6,126	18	(283)
Black Gold Casino at Zia Park	19,860	23,009	5,634	8,352
Casino Rama management service contract	4,239	4,898	3,841	4,451
Raceway Park	2,009	2,152	(199)	(240)
Sanford-Orlando Kennel Club	1,383	1,637	(176)	(161)
Earnings from Pennwood Racing, Inc.	—	—	(36)	(139)
Corporate overhead	—	—	(28,157)	(27,359)
Total	$620,426	$617,887	$144,342	$150,095

	NET REVENUES Nine Months Ended September 30,		EBITDA (1) Nine Months Ended September 30,
	2009	2008	2009	2008
Charles Town Entertainment Complex	$355,958	$367,949	$100,541	$106,469
Hollywood Casino Lawrenceburg	316,157	334,573	95,581	108,899
Hollywood Casino at Penn National Race Course (2)	223,561	166,258	38,861	23,952
Hollywood Casino Aurora	144,480	153,380	45,074	47,935
Empress Casino Hotel	75,122	132,219	17,469	32,585
Argosy Casino Riverside	147,304	139,412	50,830	47,478
Hollywood Casino Baton Rouge	95,884	97,467	38,384	39,475
Argosy Casino Alton	60,848	65,156	14,577	16,348
Hollywood Casino Tunica	71,925	69,017	17,970	17,362
Hollywood Casino Bay St. Louis	74,805	76,329	16,838	16,486
Argosy Casino Sioux City	40,828	42,068	14,835	14,598
Boomtown Biloxi	57,195	57,619	16,266	16,532
Hollywood Slots Hotel and Raceway	50,903	41,273	9,213	8,527
Bullwhackers	14,980	17,629	329	(118)
Black Gold Casino at Zia Park	61,985	66,415	20,699	24,885
Casino Rama management service contract	10,946	13,577	9,809	12,318
Raceway Park	5,610	6,082	(545)	(701)
Sanford-Orlando Kennel Club	4,978	5,544	170	74
Earnings from Pennwood Racing, Inc.	—	—	(755)	(1,050)
Corporate overhead	—	—	(61,215)	(55,861)
Total	$1,813,469	$1,851,967	$444,931	$476,193

(1)          EBITDA is income from operations, excluding charges for stock compensation, impairment loss for replaced Lawrenceburg vessel, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture.  A reconciliation of net income per GAAP to EBITDA, as well as income from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)          Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

Penn National Gaming, 10/21/09

Reconciliation of EBITDA to Net Income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
EBITDA	$144,342	$150,095	$444,931	$476,193
Loss from joint venture	36	139	755	1,050
Depreciation and amortization	(50,055)	(44,224)	(141,427)	(129,198)
Charge for stock compensation	(6,632)	(8,991)	(21,904)	(18,519)
Impairment loss for replaced Lawrenceburg vessel	(120)	—	(11,809)	—
Empress Casino Hotel fire	(211)	—	(5,942)	—
Gain (loss) on disposal of assets	44	(642)	340	(999)
Income from operations	$87,404	$96,377	$264,944	$328,527
Interest expense	(36,785)	(37,880)	(97,874)	(129,631)
Interest income	956	720	5,650	1,956
Loss from joint venture	(36)	(139)	(755)	(1,050)
Merger termination settlement fees, net of related expenses	—	195,471	—	195,471
Loss on early extinguishment of debt	(3,599)	—	(3,599)	—
Other	(2,560)	636	2,419	1,520
Taxes on income	(24,029)	(107,694)	(80,293)	(171,543)
Net income	$21,351	$147,491	$90,492	$225,250

Penn National Gaming, 10/21/09

Reconciliation of Income from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended September 30, 2009

	Income (loss) from operations	Charge for stock compensation	Impairment loss for replaced Lawrenceburg vessel	Empress Casino Hotel Fire	Depreciation and amortization	(Gain) loss on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$26,445	$—	$—	$—	$6,084	$(5)	$—	$32,524
Hollywood Casino Lawrenceburg	27,615	—	120	—	9,874	—	—	37,609
Hollywood Casino at Penn National Race Course	5,213	—	—	—	7,758	—	—	12,971
Hollywood Casino Aurora	11,131	—	—	—	1,781	6	—	12,918
Empress Casino Hotel	8,249	—	—	211	2,290	—	—	10,750
Argosy Casino Riverside	13,950	—	—	—	2,953	(37)	—	16,866
Hollywood Casino Baton Rouge	8,944	—	—	—	2,288	(157)	—	11,075
Argosy Casino Alton	3,296	—	—	—	1,477	6	—	4,779
Hollywood Casino Tunica	4,256	—	—	—	1,538	6	—	5,800
Hollywood Casino Bay St. Louis	1,232	—	—	—	3,526	(5)	—	4,753
Argosy Casino Sioux City	4,075	—	—	—	1,062	3	—	5,140
Boomtown Biloxi	1,659	—	—	—	2,926	142	—	4,727
Hollywood Slots Hotel and Raceway	85	—	—	—	3,425	(5)	—	3,505
Bullwhackers	(161)	—	—	—	178	1	—	18
Black Gold Casino at Zia Park	4,671	—	—	—	963	—	—	5,634
Casino Rama management service contract	3,841	—	—	—	—	—	—	3,841
Raceway Park	(298)	—	—	—	99	—	—	(199)
Sanford-Orlando Kennel Club	(306)	—	—	—	130	—	—	(176)
Earnings from Pennwood Racing, Inc.	—	—	—	—	—	—	(36)	(36)
Corporate overhead	(36,493)	6,632	—	—	1,703	1	—	(28,157)
Total	$87,404	$6,632	$120	$211	$50,055	$(44)	$(36)	$144,342

Three Months Ended September 30, 2008

	Income (loss) from operations	Charge for stock compensation	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$30,136	$—	$5,635	$—	$—	$35,771
Hollywood Casino Lawrenceburg	29,317	—	4,670	54	—	34,041
Hollywood Casino at Penn National Race Course	5,672	—	6,000	(5)	—	11,667
Hollywood Casino Aurora	15,630	—	1,935	—	—	17,565
Empress Casino Hotel	7,997	—	2,471	(8)	—	10,460
Argosy Casino Riverside	11,844	—	3,809	20	—	15,673
Hollywood Casino Baton Rouge	8,310	—	2,371	542	—	11,223
Argosy Casino Alton	3,989	—	1,499	—	—	5,488
Hollywood Casino Tunica	3,801	—	1,700	6	—	5,507
Hollywood Casino Bay St. Louis	1,776	—	3,510	—	—	5,286
Argosy Casino Sioux City	3,599	—	1,101	4	—	4,704
Boomtown Biloxi	1,719	—	2,868	6	—	4,593
Hollywood Slots Hotel and Raceway	544	—	2,952	—	—	3,496
Bullwhackers	(775)	—	469	23	—	(283)
Black Gold Casino at Zia Park	7,184	—	1,168	—	—	8,352
Casino Rama management service contract	4,451	—	—	—	—	4,451
Raceway Park	(335)	—	95	—	—	(240)
Sanford Orlando Kennel Club	(255)	—	94	—	—	(161)
Earnings from Pennwood Racing, Inc.	—	—	—	—	(139)	(139)
Corporate overhead	(38,227)	8,991	1,877	—	—	(27,359)
Total	$96,377	$8,991	$44,224	$642	$(139)	$150,095

Penn National Gaming, 10/21/09

Reconciliation of Income from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Nine Months Ended September 30, 2009

	Income (loss) from operations	Charge for stock compensation	Impairment loss for replaced Lawrenceburg vessel	Empress Casino Hotel Fire	Depreciation and amortization	(Gain) loss on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$82,270	$—	$—	$—	$18,273	$(2)	$—	$100,541
Hollywood Casino Lawrenceburg	65,414	—	11,809	—	18,352	6	—	95,581
Hollywood Casino at Penn National Race Course	12,987	—	—	—	25,876	(2)	—	38,861
Hollywood Casino Aurora	39,627	—	—	—	5,441	6	—	45,074
Empress Casino Hotel	6,152	—	—	5,942	5,348	27	—	17,469
Argosy Casino Riverside	42,136	—	—	—	8,725	(31)	—	50,830
Hollywood Casino Baton Rouge	32,038	—	—	—	6,883	(537)	—	38,384
Argosy Casino Alton	10,206	—	—	—	4,549	(178)	—	14,577
Hollywood Casino Tunica	12,925	—	—	—	4,991	54	—	17,970
Hollywood Casino Bay St. Louis	6,286	—	—	—	10,528	24	—	16,838
Argosy Casino Sioux City	11,512	—	—	—	3,288	35	—	14,835
Boomtown Biloxi	7,348	—	—	—	8,752	166	—	16,266
Hollywood Slots Hotel and Raceway	(1,230)	—	—	—	10,446	(3)	—	9,213
Bullwhackers	(655)	—	—	—	972	12	—	329
Black Gold Casino at Zia Park	17,485	—	—	—	3,214	—	—	20,699
Casino Rama management service contract	9,809	—	—	—	—	—	—	9,809
Raceway Park	(840)	—	—	—	295	—	—	(545)
Sanford-Orlando Kennel Club	(226)	—	—	—	396	—	—	170
Earnings from Pennwood Racing, Inc.	—	—	—	—	—	—	(755)	(755)
Corporate overhead	(88,300)	21,904	—	—	5,098	83	—	(61,215)
Total	$264,944	$21,904	$11,809	$5,942	$141,427	$(340)	$(755)	$444,931

Nine Months Ended September 30, 2008

	Income (loss) from operations	Charge for stock compensation	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$89,095	$—	$17,337	$37	$—	$106,469
Hollywood Casino Lawrenceburg	95,450	—	13,345	104	—	108,899
Hollywood Casino at Penn National Race Course (1)	7,889	—	16,052	11	—	23,952
Hollywood Casino Aurora	42,069	—	5,863	3	—	47,935
Empress Casino Hotel	24,203	—	8,348	34	—	32,585
Argosy Casino Riverside	36,014	—	11,444	20	—	47,478
Hollywood Casino Baton Rouge	31,957	—	6,976	542	—	39,475
Argosy Casino Alton	11,743	—	4,585	20	—	16,348
Hollywood Casino Tunica	11,997	—	5,314	51	—	17,362
Hollywood Casino Bay St. Louis	4,919	—	11,557	10	—	16,486
Argosy Casino Sioux City	11,273	—	3,327	(2)	—	14,598
Boomtown Biloxi	8,085	—	8,316	131	—	16,532
Hollywood Slots Hotel and Raceway	3,557	—	4,970	—	—	8,527
Bullwhackers	(1,626)	—	1,487	21	—	(118)
Black Gold Casino at Zia Park	21,238	—	3,647	—	—	24,885
Casino Rama management service contract	12,318	—	—	—	—	12,318
Raceway Park	(979)	—	278	—	—	(701)
Sanford Orlando Kennel Club	(389)	—	463	—	—	74
Earnings from Pennwood Racing, Inc.	—	—	—	—	(1,050)	(1,050)
Corporate overhead	(80,286)	18,519	5,889	17	—	(55,861)
Total	$328,527	$18,519	$129,198	$999	$(1,050)	$476,193

(1)          Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

Penn National Gaming, 10/21/09

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues
Gaming	$565,483	$558,424	$1,651,776	$1,685,455
Management service fee	4,239	4,898	10,946	13,577
Food, beverage and other	87,404	88,670	258,273	252,040
Gross revenues	657,126	651,992	1,920,995	1,951,072
Less promotional allowances	(36,700)	(34,105)	(107,526)	(99,105)
Net revenues	620,426	617,887	1,813,469	1,851,967

Operating expenses
Gaming	303,420	301,944	887,602	903,489
Food, beverage and other	69,100	67,274	199,158	195,164
General and administrative	110,116	108,068	302,587	295,589
Impairment loss for replaced Lawrenceburg vessel	120	—	11,809	—
Empress Casino Hotel fire	211	—	5,942	—
Depreciation and amortization	50,055	44,224	141,427	129,198
Total operating expenses	533,022	521,510	1,548,525	1,523,440
Income from operations	87,404	96,377	264,944	328,527

Other income (expenses)
Interest expense	(36,785)	(37,880)	(97,874)	(129,631)
Interest income	956	720	5,650	1,956
Loss from joint venture	(36)	(139)	(755)	(1,050)
Merger termination settlement fees, net of related expenses	—	195,471	—	195,471
Loss on early extinguishment of debt	(3,599)	—	(3,599)	—
Other	(2,560)	636	2,419	1,520
Total other (expenses) income	(42,024)	158,808	(94,159)	68,266

Income from operations before income taxes	45,380	255,185	170,785	396,793
Taxes on income	24,029	107,694	80,293	171,543
Net income	$21,351	$147,491	$90,492	$225,250

Basic earnings per common share	$0.22	$1.72	$0.94	$2.61
Diluted earnings per common share	$0.20	$1.69	$0.85	$2.55

Weighted-average common shares outstanding

Basic	78,255	85,785	78,044	86,288
Diluted	107,219	87,230	106,820	88,228

Penn National Gaming, 10/21/09

Diluted Share Count Methodology

Reflecting the issuance on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,777,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing $1.25 billion by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 18,656,716 shares and 27,777,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,656,716 shares (regardless of how much the stock price exceeds $67).

Reconciliation of Non-GAAP Measures to GAAP

EBITDA, or earnings before interest, taxes, charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, gain or loss on disposal of assets, and other expenses, and inclusive of loss from joint venture, is not a measure of performance or liquidity calculated in accordance with GAAP.  EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income per GAAP.  A reconciliation of the Company’s EBITDA to net income per GAAP, as well as the Company’s EBITDA to income from operations per GAAP, is included in the accompanying financial schedules.

Penn National Gaming, 10/21/09

A reconciliation of each property’s EBITDA to income from operations is included in the financial schedules herein.  On a property level, EBITDA is reconciled to income from operations per GAAP, rather than net income per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2931; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.

Following its completion, a replay of the call can be accessed until November 20, 2009 by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21440021.  A replay of the call can also be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “News” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National Gaming’s operated facilities feature over 26,300 gaming machines, approximately 400 table games, over 2,000 hotel rooms and over 959,000 square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses;

Penn National Gaming, 10/21/09

the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in the jurisdictions in which we do business (such as a smoking ban at any of our facilities); the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; construction factors, including delays and increased cost of labor and materials; the ability to recover proceeds on significant insurance claims; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from such opportunities; the availability and cost of financing; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of pending legal proceedings; the effects of local and national economic, credit, capital market, housing, energy conditions on the economy in general and on the gaming and lodging industries in particular; changes in accounting standards; third-party relations and approvals; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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